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Financial Statements and Report of Independent Certified Public Accountants

PSB Bancorp, Inc. and Subsidiaries

December 31, 2003, 2002 and 2001

Report of Independent Certified Public Accountants

Board of Directors and Stockholders
PSB Bancorp, Inc. and Subsidiaries

        We have audited the accompanying consolidated balance sheets of PSB Bancorp, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PSB Bancorp, Inc. and subsidiaries as of December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in notes B to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" on January 1, 2002.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
February 13, 2004, except for Note S as to which
the date is March 31, 2004.

PSB BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,
	2003	2002
	(Dollars in thousands)
ASSETS
Cash and due from banks	$3,084	$4,323
Interest earning deposits with banks	34,692	82,321
Federal funds sold	14,632	23,625

Total cash and cash equivalents	52,408	110,269

Loans held-for-sale	51,859	18,855
Investment securities available-for-sale, at fair value	102,882	49,730
Investment securities held-to-maturity (fair value of $790 and $6,524 in 2003 and 2002, respectively)	775	6,468
Federal Home Loan Bank Stock—at cost	1,021	872
Federal Reserve Bank Stock—at cost	320	320
Loans	240,452	292,233
Less allowance for loan losses	(3,069)	(3,603)

Net loans	237,383	288,630
Accrued interest receivable	2,225	2,458
Premises and equipment, net	2,855	2,987
Bank-owned life insurance	12,224	11,721
Other assets	6,378	4,470

Total assets	$470,330	$496,780

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits
Non-interest-bearing	$32,806	$31,790
Interest-bearing (including certificates of deposit over $100 of approximately $24,644 and $46,338 in 2003 and 2002, respectively)	383,354	410,434

Total deposits	416,160	442,224
Securities sold under repurchase agreements	1,099	1,075
Advances from borrowers for taxes and insurance	2,744	3,397
Other liabilities	3,204	3,917
Total liabilities	423,207	450,613
Stockholders' equity
Common stock, no par value; authorized 15,000,000 shares; issued and outstanding, 4,530,940 and 4,534,611 in 2003 and 2002, respectively	42,179	41,985
Retained earnings	6,919	4,914
Accumulated other comprehensive (loss) income	(199)	1,277
Employee stock ownership plan	(1,369)	(1,631)
Treasury stock, at cost, 75,996 and 72,325 shares in 2003 and 2002, respectively	(407)	(378)

Total stockholders' equity	47,123	46,167

Total liabilities and stockholders' equity	$470,330	$496,780

The accompanying notes are an integral part of these statements.

PSB BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

	Year ended December 31,
	2003	2002	2001
	(Dollars in thousands)
INTEREST INCOME
Loans, including fees	$23,985	$26,364	$21,421
Investment securities	3,352	4,232	5,049
Deposits in banks	990	1,102	458

Total interest income	28,327	31,698	26,928

INTEREST EXPENSE
Deposits	9,548	12,927	13,450
Borrowings	27	325	561

Total interest expense	9,575	13,252	14,011

Net interest income	18,752	18,446	12,917
PROVISION FOR LOAN LOSSES	45	1,437	270

Net interest income after provision for loan losses	18,707	17,009	12,647

NON-INTEREST INCOME
Service charges on deposit accounts	1,105	1,665	1,074
Loss on sale of loans and real estate owned	(14)	(16)	(18)
Loss on write down of equity investment	(37)	(32)	(154)
Bank-owned life insurance	504	560	310
Other	610	904	342

Total non-interest income	2,168	3,081	1,554

NON-INTEREST EXPENSE
Salaries and employee benefits	9,543	8,294	5,053
Occupancy and equipment	2,086	1,932	1,154
Professional services	1,046	1,062	385
Data processing	640	677	594
Directors' fees	447	388	282
Adversising	309	257	66
Other	3,775	4,474	2,860

Total non-interest expense	17,846	17,084	10,394

Income before income tax expense and cumulative effect of accounting change	3,029	3,006	3,807
INCOME TAX EXPENSE	1,024	1,189	755

Income before cumulative effect of accounting change	2,005	1,817	3,052
CUMULATIVE EFFECT OF ACCOUNTING CHANGE	—	1,329	—

NET INCOME	$2,005	$3,146	$3,052

PER SHARE DATA
Income before cumulative effect of accounting change—basic	$0.47	$0.43	$0.73

Income before cumulative effect of accounting change—diluted	$0.46	$0.42	$0.72

Cumulative effect of accounting change—basic	$—	$0.32	$—

Cumulative effect of accounting change—diluted	$—	$0.32	$—

Net income—basic	$0.47	$0.75	$0.73

Net income—diluted	$0.46	$0.74	$0.72

The accompanying notes are an integral part of these statements.

PSB BANCORP, INC. AND SUBSIDIARIES

Consolidated Statement of Changes in Stockholders' Equity

Years ended December 31, 2003, 2002 and 2001

(Dollars in Thousands)

	Common stock	Retained earnings (accumulated) deficit)	Accumulated other comprehensive income (loss)	Unallocated ESOP shares	Treasury stock	Total
Balance at January 1, 2001	$40,710	$(971)	$(367)	$(1,111)	$(2,279)	$35,982
Allocation of ESOP shares	3	—	—	(25)	—	(22)
Allocation of MRP shares	322	—	—	—	—	322
Treasury shares issued in Jade acquisition	(41)	(313)	—	—	1,901	1,547
Comprehensive income						—
Net income	—	3,052	—	—	—	3,052
Change in net unrealized loss on securities available-for-sale, net of tax effect	—	—	534	—	—	534

Total comprehensive income						3,586

Balance at December 31, 2001	40,994	1,768	167	(1,136)	(378)	41,415
Allocation of ESOP shares	991	—	—	(495)	—	496
Comprehensive income						—
Net Income	—	3,146	—	—	—	3,146
Change in net unrealized gain on securities available-for-sale, net of tax effect	—	—	1,110	—	—	1,110

Total comprehensive income						4,256

Balance at December 31, 2002	41,985	4,914	1,277	(1,631)	(378)	46,167
Allocation of ESOP shares	194			262		456
Purchase of tresasury stock	—	—	—	—	(29)	(29)
Comprehensive income
Net Income		2,005				2,005
Change in net unrealized loss on securities available-for-sale, net of tax effect			(1,476)			(1,476)

Total comprehensive income						529

Balance at December 31, 2003	$42,179	$6,919	$(199)	$(1,369)	$(407)	$47,123

The accompanying notes are an integral part of these statements.

PSB BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Year ended December 31,
	2003	2002	2001
	(Dollars in thousands)
Cash flows from operating activities
Net income	$2,005	$3,146	$3,052
Adjustments to reconcile net income to net cash
provided by operating activities
Provision for possible loan losses	45	1,437	270
Depreciation and amortization	928	640	350
Amortization of (discounts) and accretion of premiums on investment securities	(537)	160	47
Amortization of negative goodwill	—	(1,329)	(73)
Write-down of real estate owned	24	16	18
Write-down of equity investments	—	32	154
Proceeds from sale and amortization of loans held-for-sale	34,289	31,194	28,303
Origination of loans held-for-sale	(67,293)	(32,907)	(36,365)
Deferred income taxes	—	449	—
ESOP expense (credit)	456	496	(22)
(Increase) decrease in accrued interest receivable	233	(574)	956
(Increase) decrease in other assets	(1,524)	1,665	(1,380)
Decrease in accrued interest payable	—	(42)	(400)
Increase change in accrued expenses	(713)	379	3,468

Net cash (used in) provided by operating activities	(32,087)	4,762	(1,622)

Cash flows from investing activities
Payment to acquire Jade, net of cash acquired and debt assumed	—	—	16,998
Purchase of investment securities, available-for-sale	(100,304)	(5,000)	(10,375)
Proceeds from maturities and calls of investment securities	51,011	22,728	35,116
Redemption (purchase) of Federal Home Loan Bank Stock	(149)	221	1,157
Net decrease (increase) in loans	51,094	7,652	(23,276)
Proceeds from sale of real estate owned	92	542	982
Purchase of premises and equipment	(796)	(1,119)	(1,038)

Net cash provided by investing activities	948	25,024	19,564

Cash flows from financing activities
Net increase in deposits	(26,064)	37,664	17,691
(Decrease) increase in securities sold under agreements to repurchase	24	(12,223)	104
Treasury stock acquired	(29)	—	—
Net decrease in borrowed funds	—	—	—
Increase in advances for borrowers' taxes and insurance	(653)	286	1,113

Net cash (used in) provided by financing activities	(26,722)	25,727	18,908

Net increase in cash and cash equivalents	(57,861)	55,513	36,850
Cash and cash equivalents at beginning of year	110,269	54,756	17,906

Cash and cash equivalents at end of year	$52,408	$110,269	$54,756

The accompanying notes are an integral part of these statements.

PSB BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        PSB Bancorp, Inc. (the Company), primarily through its subsidiary, First Penn Bank (the Bank) operates twelve branch offices, makes residential, construction, commercial, student and consumer loans to customers and provides community-banking services to individuals and corporate customers principally within Southeastern Pennsylvania and Southern New Jersey. The Company's principal business is the ownership of the Bank.

        The Bank also conducts activities through its subsidiaries; Transnational Mortgage Company (TNMC), a wholly owned subsidiary, which originates residential loans. PSA Financial Corp. (PSA), a wholly owned subsidiary, which originates residential and consumer loans. PSA Consumer Discount Company (PCD), a wholly owned subsidiary of PSA, which originates consumer loans, principally within, but not limited to, the County of Philadelphia, Pennsylvania. PSA Service Corp. (PSC), a wholly owned subsidiary, processes all loans for the Bank and the other subsidiaries. Jade Abstract Company, a wholly owned subsidiary, issuing title insurance for residential properties, and Jade Insurance Company, a wholly owned subsidiary, which sells insurance products in an agency status. First Penn Bank Revocable Trust, a wholly owned trust, is the owner and beneficiary of life insurance policies purchased by the trust on a certain group of employees

        The Bank competes with other banking and financial institutions in its primary market communities, including financial institutions with resources substantially greater than its own. Commercial banks, savings banks, savings and loan associations, and credit unions actively compete for savings and time deposits, and for types of loans. Such institutions, as well as consumer finance, insurance, and brokerage firms, may be considered competitors of the Bank with respect to one or more of the services it provides.

        The Bank is subject to regulations of certain state and federal agencies and, accordingly, is periodically examined by those regulatory authorities. As a consequence of the extensive regulation of commercial banking activities, the Bank's business is particularly susceptible to being affected by state and federal legislation and regulations.

        1.    Basis of Financial Statement Presentation

        The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (US GAAP) and predominant practices within the banking industry. The accompanying consolidated financial statements include the accounts of the Company, and all its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated.

        In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheets and the reported amounts of revenues and expenses during the reporting periods. Therefore, actual results could differ significantly from those estimates.

        The principal estimates that are particularly susceptible to significant change in the near term relates to the allowance for loan losses and the valuation of goodwill impairment. The evaluation of the adequacy of the allowance for loan losses includes an analysis of the individual loans and overall risk characteristics and size of the different loan portfolios, and takes into consideration current economic and market conditions, the capability of specific borrowers to pay specific loan obligations, as well as current loan collateral values. However, actual losses on specific loans, which also are encompassed in the analysis, may vary from estimated losses.

(Continued)

        The Company has one operating segment and, accordingly, one reportable segment, "Community Banking." All of the Company's activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Company supports the other. For example, commercial and industrial lending is dependent upon the ability of the Company to fund itself with retail deposits and other borrowings and to manage interest rate and credit risk. This situation is also similar for consumer and residential and commercial mortgage lending. Accordingly all significant operating decisions are based upon analysis of the Company as one operating segment.

        In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS No. 150"). SFAS No. 150 is generally effective for financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Based on the Company's current business operations, the provisions of SFAS No. 150 did not impact the Company's financial condition, results of operations, or disclosures.

        2.    Cash and Cash Equivalents

        Cash and cash equivalents include cash on hand, demand deposits maintained in depository institutions, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

        At December 31, 2003, the Company maintained a required reserve with the Federal Reserve Bank of approximately $320,000.

        Cash paid during the year for interest and income taxes are as follows (in thousands):

	Year ended December 31,
	2003	2002	2001
Interest	$9,575	$13,252	$13,970
Income taxes	1,024	875	755

        3.    Investment and Mortgage-Backed Securities

        Investment and mortgage-backed securities are classified in one of three categories: held-to-maturity, trading, or available-for-sale. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and are reported at amortized cost. As the Company does not engage in security trading, the balance of its debt securities and any equity securities are classified as available-for-sale. Net unrealized gains and losses for such securities, net of tax, are required to be recognized as a separate component of shareholders' equity and excluded from the determination of net income. Gains or losses on the sales of securities available-for-sale are recognized upon realization utilizing the specific identification method.

        SFAS No. 133, as amended by SFAS No. 138, "Accounting for Certain Derivative Financial Instruments and Certain Hedging Activities," established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the Statement of Financial Position and measure those instruments at fair value. The Company adopted SFAS No. 138 as amended, and the adoption did not have a material impact on its financial position or results of operations.

        The Company adopted EITF (Emerging Issues Task Force) No. 03-1, "The Meaning of Other than Temporary Impairment and Its Application to Certain Investments", as of December 31, 2003. EITF No. 03-1 includes certain disclosures regarding quantitative and qualitative disclosures for investment securities accounted for under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", that are impaired at the balance sheet date, but an other-than-temporary impairment has not been recognized. The disclosures under EITF No. 03-1 are required for financial statements for years ending after December 15, 2003 and are included in these financial statements.

        4.    Variable Interest Entity

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46). In general, a variable interest entity is a corporation, partnership, trust or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary if the investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The consolidation requirements of FIN 46 apply immediately to interest entities created after January 31, 2003. We adopted the provisions of FIN 46 effective February 1, 2003 and such adoption did not have a material impact on our consolidated financial statements since we had no variable interest entities that were created after January 31, 2003. In December 2003, the FASB issued FIN 46R with respect to variable interest entities created before January 31, 2003, which amoung other things revised the implementation date to the first fiscal year or interim period ended after March 15, 2004, with the exception of Special Purpose Entities (SPE). The Company currently has no SPE's. The Company anticipates it will be required to consolidate its investment in Iron Bridge Holdings, Inc. (Iron Bridge) for the first quarter of 2004. Prior to FIN 46 and 46R, the Company accounted for its investment in Iron Bridge under the equity method of accounting. The company's investment in Iron Bridge is more fully discussed in Note F to the consolidated financial statements.

        5.    Loans and Allowance for Loan Losses

        Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal adjusted for any charge-offs, the allowance for loans losses and any deferred fees or costs on originated loans. Interest on loans is accrued and credited to operations based upon the principal amounts outstanding.

        Loan fees and certain direct loan origination costs are deferred and the net fee or cost is recognized as an adjustment of the loan yield over the contractual life of the loan using the interest method. When a loan is sold, unamortized net fees are recognized as income. Other loan fees and charges representing service costs for the prepayment of loans, for delinquent payments or for miscellaneous loan services are recognized when collected. Commitment fees and costs relating to commitments whose likelihood of exercise is remote are recognized over the commitment period on a straight-line basis. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment of yield.

        The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb loan losses on existing loans that may become uncollectible based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower's ability to pay.

(Continued)

        Accrual of interest is discontinued on a loan when principal and interest become 90 days or more past due and when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Once a loan is placed on non-accrual status, interest previously accrued and uncollected is charged to operations and interest is included in income thereafter only to the extent actually received in cash. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions or any of the other factors used in management's determination. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses on loans. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

        The Company accounts for its impaired loans in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No 118, "Accounting by Creditors for Impairment of a Loan—Income Recognition and Disclosures." This standard requires that a creditor measure impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that, as a practical expedient, a creditor may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Regardless of the measurement method, a creditor must measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable.

        On July 6, 2001, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 102, Selected Loan Loss Allowance Methodology and Documentation Issues. SAB No. 102 provides guidance on the development, documentation, and application of a systematic methodology for determining the allowance for loan losses in accordance with US GAAP and was effective upon issuance. The adoption of SAB No. 102 did not have an impact on the Company's financial position or results of operations.

        In November 2002, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 45 ("FIN No. 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." On January 1, 2003 the Company adopted the disclosure provisions of FIN No. 45 for guarantees issued or modified after December 31, 2002, and adopted the initial recognition and measurement provisions on January 1, 2003. Adoption of the initial recognition and measurement provisions did not affect the Company's financial condition or results of operations. While certain guarantees are only subject to the disclosure provisions of this interpretation, others are subject to both the disclosure and initial recognition and measurement provisions. For guarantees that fall within the scope of the initial recognition and measurement provisions, FIN No. 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. Under the previous accounting rules, the Company did not record a liability when guaranteeing obligations unless it became probable that the Company would have to perform under the guarantee. The adoption of FIN No. 45 did not have a material impact on the consolidated financial statements or results operation.

        In October 2003, the AICPA issued SOP No. 03-3 "Accounting for Loans or Certain Debt Securities Acquired in a Transfer". SOP No. 03-3 applies to a loan with the evidence of deterioration of credit quality since origination acquired by completion of a transfer for which it is probable at acquisition, that the Company will be unable to collect all contractually required payments receivable. SOP No. 03-3 requires that the Company recognize the excess of all cash flows expected at acquisition over the investor's initial investment in the loan as interest income on a level-yield basis over the life of the loan as the accretable yield. The loan's contractual required payments receivable in excess of the amount of its cash flows excepted at acquisition (nonaccretable difference) should not be recognized as an adjustment to yield, a loss accrual or a valuation allowance for credit risk. SOP No. 03-3 is effective for loans acquired in fiscal years beginning after December 31, 2004. Early adoption is permitted. Management is currently evaluating the provisions of SOP No. 03-3.

        6.    Loans Held-for-Sale

        Loans held-for-sale are carried at the lower of cost or fair value. Management has determined, using an aggregate asset basis, that the cost of loans held for sale approximate fair value at December 31, 2003 and 2002. Accordingly, no loss has been recognized on loans held-for-sale. At December 31, 2003 and 2002, The Company serviced $36,778,000 and $37,167,000 loans, respectively for others. The capitalized servicing asset was $178,000 and $253,000 at December 31, 2003 and 2002, respectively.

        The Company accounts for its transfers and servicing assets in accordance with SFAS No. 140, "Accounting for Transfers of Financial Assets and Extinguishments of Liabilities," which revised the accounting and reporting for transfers and servicing of financial assets and extinguishments of liabilities.

        Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or estimated fair value. Gains and losses on the sales of loans are also accounted for in accordance with SFAS No. 134, "Accounting for Mortgage Securities Retained after the Securitizations of Mortgage Loans Held-for-Sale by a Mortgage Banking Enterprise." This statement requires that an entity engaged in mortgage banking activities classify the retained mortgage-backed security or other interest, which resulted from the securitizations of a mortgage loan held-for-sale based upon its ability and intent to sell or hold these investments.

        In April 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS No. 149"). SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. All provisions of this Statement shall be applied prospectively. Based on the Company's current business operations, the adoption of the provisions of SFAS No. 149 did not materially impact the Company's financial condition, results of operations, or disclosures.

        7.    Other Real Estate Owned

        Real estate acquired by the Bank as a result of foreclosure is classified as other real estate owned ("REO") until it is sold. The REO is initially recorded at the lower of the related loan balance or fair value of the property at the date acquired. If the value of the property is less than the loan, less any related specific loan loss provisions, the difference is charged against the allowance for loan losses. Any subsequent write-down of REO is charged against earnings. The Bank had $374,000 and $382,000 of property acquired as a result of foreclosure at December 31, 2003 and 2002.

        8.    Bank-Owned Life Insurance (BOLI)

        BOLI involves the purchasing of life insurance by the Company "s wholly owned trust First Penn Bank Revocable Trust on a chosen group of employees. The Company is the owner and beneficiary of the policies. This pool of insurance, due to tax advantages to the Banks, is profitable to the Company. Bank deposits fund BOLI and the earnings from BOLI are recognized as non-interest income.

        9.    Premises and Equipment

        Premises and equipment are stated at cost less accumulated depreciation. Depreciation is charged to operations on a straight-line basis over the estimated useful lives of the assets.

        On January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," was issued. SFAS No. 144 retains the existing requirements to recognize and measure the impairment of long-lived assets to be held and used or to be disposed of by sale. SFAS No. 144 also changes the requirements relating to reporting the effects of a disposal or discontinuation of a segment of a business. The adoption of this statement did not have an impact on the financial condition or results of operations of the Company.

        10.    Income Taxes

        Under the liability method deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities.

        The Company and its subsidiaries file a consolidated federal income tax return and the amount of income tax expense or benefit is computed and allocated on a separate return basis.

        11.    Earnings Per Share

        The Company follows the provisions of SFAS No. 128, "Earnings Per Share." Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted average common shares outstanding during the period. Diluted EPS takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. EPS is computed based on the weighted-average number of shares of common stock outstanding.

        In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS No. 150"). SFAS No. 150 is generally effective for financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Based on the Company's current business operations, the provisions of SFAS No. 150 did not impact the Company's financial condition, results of operations, or disclosures

        12.    Advertising Costs

        The Company expenses advertising costs as incurred.

        13.    Accounting for Stock-Based Compensation

        The Company follows SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, which allows an entity to use a fair value-based method for valuing stock-based compensation, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, the statement permits entities to elect accounting for employee stock options and similar instruments under Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." The Company's stock option plans are accounted for under APB Opinion No. 25. Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net income and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied.

        At December 31, 2002, the Company's four Option Plans provide for the grant of (i) options to purchase Common Stock intended to qualify as incentive stock options (Incentive Stock Option) under Section No. 422 of the Code, and (ii) options that do not so qualify (Nonqualified Stock Options). Pursuant to the Option Plans, 1,653,315 shares of Common Stock (subject to adjustment) are reserved for issuance by the Company upon exercise of stock options to be granted to certain officers and employees of the Company from time to time under the Option Plans. As of December 31, 2003, 308,315 were granted. The purpose of the Option Plans is to give certain officers and employees an opportunity to acquire common stock and thereby help the Company attract, retain and motivate key employees and officers. As of December 31, 2003, 2,143 options in connection with the First Bank acquisition remain outstanding. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based compensation:

	Year Ended December 31,
	2003	2002	2001
Net income
As reported	$2,005	$3,146	$3,052
Less stock-based compensation costs determined under the fair value-based method for all awards	(65)	(65)	(81)

Pro forma	$1,866	$3,081	$2,971

Basic earnings per share
As reported	$0.47	$0.75	$0.73
Pro forma	$0.46	$0.73	0.71
Diluted earnings per share
As reported	$0.46	$0.74	$0.72
Pro forma	$0.45	$0.72	0.70

There were no options granted in 2003, 2002 or 2001.

        14.    Employee Benefit Plans

        The Company has certain employee benefit plans covering substantially all employees. The Company accrues such costs as incurred.

        The Company follows the disclosure provisions of SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which was revised in December 2003. SFAS No. 132, as revised, requires additional employers' disclosures about pension and other postretirement benefit plans as of December 31, 2003. Certain disclosures related to estimated future benefit payments are effective for fiscal years ending after June 14, 2004. Net pension expense consists of service cost, interest cost, return on pension assets and amortization of unrecognized initial net assets. The Company accrues its post retirement benefit costs and other benefit plan costs as incurred.

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—Continued

15.
Comprehensive Income

        The Company reports comprehensive income, which includes net income, as well as certain other items, which result in a change to equity during the period. The income tax effects allocated to comprehensive income are as follows:

	December 31, 2003
	Before tax amount	Tax benefit	Net of tax amount
	(in thousands)
Unrealized loss on securities
Unrealized holding losses arising during period	$(2,285)	$(809)	$(1,476)

Other comprehensive loss, net	$(2,285)	$(809)	$(1,476)

	December 31, 2002
	Before tax amount	Tax savings	Net of tax amount
	(in thousands)
Unrealized gains on securities

Unrealized holding gains arising during period	$1,682	$(572)	$1,110

Other comprehensive income, net	$1,682	$(572)	$1,110

	December 31, 2001
	Before tax amount	Tax savings	Net of tax amount
	(in thousands)
Unrealized gains on securities

Unrealized holding gains arising during period	$1,276	$(742)	$534

Other comprehensive income, net	$1,276	$(742)	$534

        16.    Reclassifications

        Certain 2002 and 2001 amounts have been reclassified to conform to the 2003 presentation.

NOTE B—ACQUISITION

        On June 29, 2001, the Company acquired JADE Financial Corp. (Jade) and its wholly owned subsidiary, IGA in a cash transaction valued at approximately $25 million. The acquisition was accounted for using the purchase method. Each outstanding share of Jade common stock, other than those shares held by the JADE Employee Stock Ownership Plan (the JADE ESOP), were automatically converted into the right to receive a cash payment equal to $13.55 per share of Company common stock, equal to an exchange ratio of 2.667 shares of Company common stock for each share of Jade common Stock held by the JADE ESOP and the JADE ESOP Participants. The conversion of the JADE ESOP resulted in the issuance of 375,717 shares of Company common stock held in treasury and the redemption of 8,127 shares for approximately $110,000 in cash.

        The acquisition of Jade resulted in the Company recording negative goodwill of approximately $1,752,000. The negative goodwill was being amortized over ten years on a straight-line basis during the year ended December 31, 2001, and resulted in income of approximately $73,000. On January 1, 2002, after reducing the carrying value of the acquired deferred tax asset of JADE by approximately $350,000, PSB recognized, as a cumulative effect of an accounting change, approximately $1.3 million of unamortized negative goodwill, in conjunction with the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets."

        Results of operations of Jade, subsequent to June 29, 2001, are included in the Company's results of operations for the year ended December 31, 2001. The unaudited proforma combined historical results, as if Jade had been acquired at the beginning of fiscal 2001 are estimated to be:

2001
Interest income	$33,854
Interest expense	17,690
Net income	3,788
Basic earnings per share	0.90
Diluted earnings per share	0.89

        The proforma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of each fiscal period presented, nor are they necessarily indicative of future consolidated results.

(Continued)

NOTE C—INVESTMENT SECURITIES

        The following tables present the amortized cost, gross unrealized gains and losses and fair values of the Company's investment securities available-for-sale and held-to-maturity as of December 31, 2003 and 2002 (in thousands):

	December 31, 2003
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Investment securities available-for-sale
Mutual funds	$2,354	$6	$19	$2,341
State and municipal obligations	2,506	64	—	2,570
FHLB Notes	49,991	—	930	49,061

	54,851	70	949	53,972
Mortgage-backed securities available-for-sale
FNMA certificates	25,995	577	152	26,420
GNMA certificates	3,791	117	—	3,908
FHLMC Certificates	18,595	165	178	18,582

	48,381	859	330	48,910

	$103,232	$929	$1,279	$102,882

Mortgage-backed-securities held-to-maturity
GNMA Certificates	$775	$28	$13	$790

	$775	$28	$13	$790

(Continued)

	December 31, 2002
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Investment securities available-for-sale
Mutual funds	$2,434	$61	$—	$2,495
State and municipal obligations	3,427	31	—	3,458

	5,861	92	—	5,953

Mortgage-backed securities available-for-sale
FNMA certificates	31,908	1,512	—	33,420
GNMA certificates	10,026	331	—	10,357

	41,934	1,843	—	43,777

	$47,795	$1,935	$—	$49,730

Investment securities held-to-maturity
U.S. Government and agency securities	$5,000	$14	$—	$5,014

	5,000	14	—	5,014

Mortgage-backed-securities held-to-maturity
GNMA Certificates	1,287	54	(13)	1,328
FHLMC Certificates	21	—	—	21
Other mortgage-backed securities	160	1	—	161

	1,468	55	(13)	1,510

	$6,468	$69	$(13)	$6,524

        There were no sales of investment securities in 2003, 2002 and 2001.

(Continued)

PSB BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—Continued

December 31, 2003, 2002 and 2001

        The amortized cost and fair value of the Company's investment securities at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands).

	Available-for-sale		Held-to-maturity
	Amortized cost	Fair value	Amortized cost	Fair value
Due in one year or less	$2,001	$2,047	$—	$—
Due after one year through five years	42,859	42,275	—	—
Due after five years through ten years	9,991	9,650	—	—

	54,851	53,972
Due after ten years
Mortgage-backed securities	48,381	48,910	775	790

	$103,232	$102,882	$775	$790

        No investment securities were pledged to secure public funds at December 31, 2003. The table below indicates the length of time individual securities have been in a continuous unrealized loss position at December 31, 2003 (in thousands):

		Less than 12 months		12 months or longer		Total
Description of Securities	Number of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in thousands)
U.S. FHLB notes	5	$49,061	$(930)	$—	$—	$49,061	$(930)
Mortgage- backed securities	15	32,225	(362)	—	—	32,225	(362)

Total temporarily impaired investment securities	20	$81,286	$(1,292)	$—	$—	$81,286	$(1,292)

        In management's opinion, the unrealized losses reflect changes in interest rates subsequent to the acquisition of specific securities. There were 20 securities in the less than twelve months category. The Company has the ability to hold these securities until maturity or market price recovery. Management believes that the unrealized losses represent temporary impairments of the securities.

(Continued)

PSB BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—Continued

December 31, 2003, 2002 and 2001

NOTE D—LOANS

        Loans are as follows:

	December 31,
	2003	2002
	(in thousands)
Real estate loans
One-to-four family	$65,385	$106,496
Multifamily	14,055	4,082
Construction loans	18,444	28,853
Non-residential	97,011	102,739
Student loans	4,655	4,580
Consumer loans	19,407	29,086
SBA loans	7,352	7,303
Commercial loans	14,502	9,417

	240,811	292,556
Unearned fees and discounts	(359)	(323)
Allowance for loan losses	(3069)	(3,603)

Loans	$237,383	$288,630

        In the ordinary course of business, the Company has granted loans to shareholders, officers, directors, and their affiliates. All loan transactions entered into between the Company and such related parties were made on the same terms and conditions as transactions with all other parties. In management's opinion, such loans are consistent with sound banking practices and are within applicable regulatory lending limitations. The aggregate approximate amount of these loans outstanding at December 31, 2003 and 2002 was $3,100,000 and $4,075,000, respectively. New loans and repayments amounted to approximately $100,000 and $1,075,000, respectively, during the year ended December 31, 2003.

        Non-performing assets include loans past due 90 days or more, nonaccrual loans, impaired loans and other real estate owned. The aggregate amount of these assets at December 31, 2003 and 2002 were approximately $0, $5,203,000, $0, $374,000 and $0, $4,480,000, $0, $382,000, respectively.

        As of December 31, 2003, 2002 and 2001, interest accrued on nonaccrual loans totaled $324,000, $346,000 and $275,000, respectively.

        At December 31, 2003, the Company's impaired loans consisted of 54 commercial real estate loans with a total recorded balance of approximately $3,700,000 for which specific allowances of approximately $961,000 have been established. At December 31, 2002, the Company's impaired loans consisted of 44 commercial real estate loans with a total recorded balance of approximately $3,090,000 for which specific allowances of approximately $674,000 have been established. The average investment in impaired loans for the years ended December 31, 2003, 2002 and 2001 was approximately $3,700,000, $3,500,000, and $3,500,000 respectively.

(Continued)

PSB BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—Continued

December 31, 2003, 2002 and 2001

NOTE D—LOANS—Continued

        Changes in the allowance for loan losses were as follows:

	Year Ended December 31,
	2003	2002	2001
	(in thousands)
Balance at the beginning of the year	$3,603	$2,871	$1,349
Acquisition of Jade's allowance for loan losses		—	1,874
Provision for loan loss	45	1,437	270
Recoveries of loans previously charged off	183	151	166
Charged off	(762)	(856)	(788)

Balance at end of year	$3,069	$3,603	$2,871

NOTE E—PREMISES AND EQUIPMENT

        Premises and equipment are as follows:

		December 31,
	Estimated useful lives
		2003	2002
		(in thousands)
Land	Indefinite	$10	$10
Buildings and improvements	25-50	2,007	2,316
Furniture, fixtures and equipment	3-10	6,039	5,516

		8,056	7,842

Less accumulated depreciation		(5,201)	(4,855)

		$2,855	$2,987

        Depreciation and amortization charged to operations amounted to approximately $928,000, $640,000 and $350,000 for the years ended December 31, 2003, 2002 and 2001, respectively. Depreciation and amoritization charged to operations in the current year consisted of additions of approximately $346,000 and disposals of leasehold improvements of $582,000.

(Continued)

PSB BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—Continued

December 31, 2003, 2002 and 2001

NOTE F—VARIABLE INTEREST ENTITY

        In January 1999, the Company purchased 1,600,000 shares of Series A convertible preferred stock, $0.01 par value per share (preferred stock) of McGuire Performance Solutions, Inc. (MPS) in the amount of $1,125,000. In February 2000, the Company purchased another 500,000 additional shares of the preferred stock in the amount of $500,000. In 2001, the Company purchased 375,000 additional shares in the amount of $375,000. In 2001, MPS changed its name to Iron Bridge Holdings, Inc. (Iron Bridge). In December 2002, the Company sold 304,350 shares for approximately $268,000. The Company does have the ability to exercise influence, but not control, over Iron Bridge. Accordingly, the investment in Iron Bridge is accounted for using the equity method of accounting. The Company includes its investment in Iron Bridge on the consolidated balance sheet in other assets. The Company's ownership in Iron Bridge totaled 49.9% as of December 31, 2003 and 2002. At December 31, 2003 and 2002, the investment in Iron Bridge was $1,570,000 and $1,570,000, respectively. The Company records its share of Iron Bridge's earnings or losses in other net interest income. The Company recorded its share of losses of approximately $0, $32,000 and $154,000 for the years ended December 31, 2003, 2002, and 2001, respectively. The Company did not record its share of Iron Bridge's earnings in the current year, in doing so would increase the carrying value of the Company's investment in Iron Bridge's above its determined fair value.

NOTE G—DEPOSITS

        Deposits are summarized as follows:

	December 31,
	2003	2002
	(in thousands)
Demand	$32,806	$31,790
NOW	18,022	14,983
Money Market and Statement Savings	136,553	123,126
Passbook savings	32,338	32,617
Certificates of deposit	196,441	239,708

	$416,160	$442,224

(continued)

        At December 31, 2003, scheduled maturities of certificates of deposit are as follows (in thousands):

2004	$138,507
2005	36,193
2006	4,544
2007	10,128
2008	6,768
Thereafter	301

$196,441

NOTE H—BORROWING

        1.    Federal Home Loan Bank Advances

        Under an agreement with the Federal Home Loan Bank of Pittsburgh (FHLB), the Company has a line of credit available in the amount of approximately $161,560,000. As of December 31, 2003 and 2002, there was no amount outstanding throughout the year on this line of credit, respectively. All FHLB advances are collateralized by a security agreement covering qualifying mortgage loans and unpledged treasury, agency and mortgage-backed securities which at December 31, 2003, had a combined carrying value of approximately $158,598,000. In addition, all FHLB advances are secured by the FHLB stock owned by the Company.

        2.    Securities sold under agreements to repurchase

        Securities sold under repurchase agreements are as follows:

	Year Ended December 31,
	2003	2002	2001
	(Dollars in thousands, except percentages)
Balance at year-end	$1,099	$1,075	$13,298
Average during the year	1,092	13,375	13,314
Maximum month-end balance	1,099	13,577	13,695
Weighted average rate during the year	2.47%	2.42%	4.22%
Rate at December 31	1.88%	2.52%	3.74%

NOTE I—INCOME TAXES

        The components of the provision for income taxes are as follows (in thousands):

	Year Ended December 31,
	2003	2002	2001
Current
Federal	$695	$100	$204
State and local	113	92	25

	808	192	$229

Deferred
Federal	216	997	503
State and local	—	—	23

	216	997	526

Total income tax expense	$1,024	$1,189	$755

        A reconciliation between the reported income tax expense and the amount computed by multiplying income before income tax by the Federal statutory income tax rate is as follows (in thousands):

	Year Ended December 31,
	2003	2002	2001
Expected statutory income tax expense	$1,068	$1,022	$1,294
Increase (decrease) in taxes resulting from State and local taxes on income	76	61	32
Non-taxable income	(222)	(256)	(197)
Non-deductible expenses	102	297	—
Non-capitalized expenses	—	—	(340)
Other	—	65	(34)

Total income tax expense	$1,024	$1,189	$755

        Net deferred tax assets consist of the following (in thousands):

	December 31,
	2003	2002
Deferred tax assets (Liabilities)
Allowance for loan losses	$866	$835
Non-accrual interest	375	315
Foundation charitable contribution carry over	—	46
Depreciation	656	732
Net operating loss carryforwards	507	692
Unrealized losses (gains) on investment securities available-for-sale	151	(658)
Other	(39)	(39)

Net deferred tax asset, included in other assets	2,516	1,923

        The Bank is not required to recapture approximately $2.5 million of its tax bad debt reserve, attributable to bad debt deductions taken by it prior to 1988, as long as the Bank continues to operate as a bank under federal tax law and does not use the reserve for any other purpose. In accordance with SFAS No. 109, the Bank has not recorded any deferred tax liability on this portion of its tax bad debt reserve. The tax that would be paid were the Bank ultimately required to recapture that portion of the reserve, would amount to approximately $800,000. At December 31, 2003, the Bank has net operating loss carryover of about $1.3 million expiring in 2020.

NOTE J—EARNINGS PER SHARE

        The following table illustrates the required disclosure of the reconciliation of the numerators and denominators of the basic and diluted EPS computation. The computation of diluted earnings per share for all periods excludes 1,371,200 options issued in connection with the 1999 First Bank acquisition, which have been deemed invalid by management.

	Year ended December 31, 2003
	Income (numerator)	Weighted average shares (denominator)	Per share amount
	(in thousands, except per share data)
Basic earnings per share
Income available to common stockholders	$2,005	4,250	$0.47
Effect of dilutive securities
Stock options	—	100	(0.01)

Diluted earnings per share
Income available to common stockholders
Plus effect of dilutive securities	$2,005	4,350	$0.46

        No options to purchase shares of common stock were anti-dilutive for the year ended December 31, 2003.

	Year ended December 31, 2002
	Income (numerator)	Weighted average shares (denominator)	Per share amount
	(in thousands, except per share data)
Basic earnings per share
Income before cumulative effect of accounting change	$1,817		$0.43
Cumulative effect of accounting change	1,329		0.32

Income available to common stockholders	$3,146	4,194	$0.75

Effect of dilutive securities
Stock options		75

Diluted earnings per share
Income before cumulative effect of accounting change	$1,817		—
Cumulative effect of accounting change	1,329		(0.01)

Income available to common stockholders
Plus effect of dilutive securities	$3,146	4,269	$0.74

        No options to purchase shares of common stock were anti-dilutive for the year ended December 31, 2002.

		Year ended December 31, 2001
	Income (numerator)	Weighted average shares (denominator)	Per share amount
	(in thousands, except per share data)
Basic earnings per share
Income available to common stockholders	$3,052	4,203	$0.73
Effect of dilutive securities
Stock options	—	12	(0.01)

Diluted earnings per share
Income available to common stockholders plus effect of dilutive securities	$3,052	4,215	$0.72

        Options to purchase 7,048 shares of common stock with exercise prices ranging from $5.35 to $5.38 per share were not included in the computation of diluted EPS for the year ended December 31, 2001 because the exercise price was greater than the average market price of the common stock.

NOTE K—FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

        The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The Company's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

PSB BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003, 2002 and 2001

        The Company had the following off-balance-sheet financial instruments whose approximate contract amounts represent credit risk at the dates indicated:

	December 31,
	2003	2002
	(in thousands)
Commitments to extend credit	$34,997	$30,348
Unused lines of credit	27,709	38,101
Standby letters of credit	2,346	1,564

	$65,052	$70,013

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include Small Business Administration guarantees, deposit accounts at the Company, marketable securities, personal or commercial real estate, accounts receivable, inventory, and equipment.

        Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support contracts entered into by customers. Most guarantees extend for one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral to support these commitments.

        The Company issues financial and performance standby letters of credit, both of which are subject to the disclosure and initial recognition and measurement provisions of FIN No. 45. Financial and performance standby letters of credit are conditional commitments issued by the Company to assure the financial and performance obligations of a customer to a third party. At December 31, 2003, and 2002, the Company was contingently liable on financial and performance standby letters of credit totaling $2.3 million and $1.6 million, respectively, $1.6 million of which were originated during 2003. The Company's commitments under standby letters of credit expire at various dates through 2005. Amounts due under these letters of credit would be reduced by any proceeds that the Company would be able to obtain in liquidating the collateral for the loans, which varies depending on the customer. The Company generally holds collateral and/or obtains personal guarantees supporting these commitments. Collateral held for these commitments at December 31, 2003 varied from 0 to 100% and averaged 98.0%.

        The Bank grants mortgage, consumer and construction loans primarily to customers in Southeastern Pennsylvania and Southern New Jersey. Although the Bank has a diversified loan portfolio, a substantial portion of its customers' ability to honor their contracts is dependent upon the local economy. The Bank's net investment in loans is subject to a significant concentration of credit risk given that the investment is primarily within a specific geographic area.

NOTE L- COMMITMENTS AND CONTINGENCIES

        1. Lease obligations

        The Company has entered into several non-cancelable operating lease agreements for its facilities. Additionally, the Company is responsible for pro rata operating expense escalations. The approximate minimum annual rental payments at December 31, 2003, under these leases are as follows:

(in thousands)
2004	$808
2005	741
2006	507
2007	323
2008	328
Thereafter	1,127

$3,834

        Lease expense was approximately $887,000, $740,000 and $520,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

        2. Litigation

        In the fourth quarter of 2001, the Company declared 1,371,200 options previously issued by First Bank of Philadelphia to be void because the Company believes, among other reasons, that these options were unlawfully and improperly granted.

        On March 6, 2002, certain of the purported option holders brought an action in United States District Court for the Eastern District of Pennsylvania to have the voided options declared valid and enforceable, or, alternatively, seeking aggregate damages of not less than $4.3 million.

        Management of the Company believes that the options are invalid and intends to vigorously defend the action. However, there can be no assurance regarding the eventual outcome of this litigation.

        Periodically, there have been various claims and lawsuits involving the Company, such as claims to enforce liens, condemnation proceedings on properties in which the Company holds security interests, claims involving the making and servicing of real property loans, and other issues incident to the Company's business. At this time, there are no such claims or proceedings that are material to the operations of the Company.

NOTE M—FAIR VALUE OF FINANCIAL INSTRUMENTS

        SFAS No. 107 requires disclosure of the estimated fair value of an entity's assets and liabilities considered to be financial instruments. For the Company, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments as defined in SFAS No. 107. However, many such instruments lack an available trading market, as characterized by a willing buyer and seller engaging in an exchange transaction. Therefore, the Company had to use significant estimations and present value calculations to prepare this disclosure, as required by SFAS No. 107. Accordingly, the information presented below does not purport to represent the aggregate net fair value of the Company.

        Changes in the assumptions or methodologies used to estimate fair values may materially affect the estimated amounts. Also, management is concerned that there may not be reasonable comparability between institutions due to the wide range of permitted assumptions and methodologies in the absence of active markets. This lack of uniformity gives rise to a high degree of subjectivity in estimating financial instrument fair values.

        Estimated fair values have been determined by the Company using the best available data and an estimation methodology suitable for each category of financial institutions. The estimation methodologies used, the estimated fair values, and recorded book balances at December 31, 2003 and 2002, respectively, are outlined below.

        For cash and due from banks, federal funds sold, and interest earning deposits with banks, the recorded book value of $52,574,000 and $110,269,000 approximates fair value at December 31, 2003 and 2002, respectively. The estimated fair values of investment securities are based on quoted market prices, if available. Estimated fair values are based on quoted market prices of comparable instruments if quoted market prices are not available.

        The fair value of loans held-for-sale with recorded book values of approximately $51,859,000 and $18,855,000 at December 31, 2003 and 2002 are determined using an aggregate asset basis method and are carried at fair value.

        The fair values of loans that management intends to hold for the foreseeable future are estimated based on a discounted cash flow analysis using interest rates currently offered for loans with similar terms to borrowers of similar credit quality. The carrying value of accrued interest approximates fair value.

        The estimated fair values of demand deposits (i.e., interest and non-interest bearing checking accounts, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The fair value of variable rate certificates of deposit approximate their carrying amounts at the reporting date. The fair values of fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected monthly time deposit maturities. The carrying amount of accrued interest payable approximates its fair value.

	2003		2002
	Fair value	Carrying amount	Fair value	Carrying amount
	(in thousands)
Financial assets
Investment securities held-to-maturity	$775	$790	$6,524	$6,468
Investment securities available-for sale	102,882	102,882	49,730	49,730
Loans	251,142	240,452	310,342	292,233
Financial liabilities
Deposits with no stated maturities	219,718	219,719	202,516	202,516
Deposits with stated maturities	196,451	196,441	240,703	239,708

        The fair values of securities under agreements to repurchase totaling approximately $1,099,000 and $1,075,000 are estimated to approximate their recorded book balances at December 31, 2003 and 2002, respectively.

        The fair value of commitments to extend credit is estimated based on the amount of unamortized deferred loan commitment fees. The fair value of letters of credit is based on the amount of unearned fees plus the estimated costs to terminate the letters of credit. Fair values of unrecognized financial instruments including commitments to extend credit and the fair value of letters of credit are considered immaterial.

NOTE N—STOCK-BASED COMPENSATION

        A summary of the status of the Company's fixed stock option plan for the years ended December 31, 2003, 2002 and 2001, and changes during the years ending on those dates is presented below:

        The summary of stock options for all periods presented excludes 1,371,200 options issued in connection with the 1999 First Bank acquisition, which have been deemed invalid by management.

	2003		2002		2001
	Number of shares	Weighted- average exercise price per share	Number of shares	Weighted- average exercise price per share	Number of shares	Weighted- average exercise price per share
Outstanding at beginning of year	280,458	$5.05	284,742	$4.96	284,742	$4.96
Options granted	30,000	8.61	—	—	—	—
Options exercised	—	—	—	—	—	—
Options forfeited	—	—	4,284	—	—	—

Outstanding and excercisable at end of year	310,458	$5.40	280,458	$4.96	284,742	$4.96

        The following table summarizes information concerning options outstanding at December 31, 2003:

	Options outstanding			Options exercisable
Range of exercise prices	Number outstanding at December 31, 2003	Weighted- average remaining contractual life (years)	Weighted- average exercise price	Number exercisable at December 31, 2003	Weighted- average exercise price
$3.36 to $5.04	123,669	4.80 years	$4.41	123,669	$4.41
$5.38	161,073	6.83 years	5.38	161,073	5.38

	284,742	5.95 years	$4.96	284,742	$4.96

NOTE O—EMPLOYEE BENEFIT PLANS

1.    Defined Benefit Pension Plan

        The Company maintains a non-contributory defined benefit plan (the Pension Plan) covering all employees, as defined under the pension plan document. The Pension Plan calls for benefits to be paid to eligible employees at retirement based upon years of service with the Bank and compensation rates near retirement. Contributions to the Pension Plan reflect benefits attributed to employees' service. Pension Plan assets consist of common stock, investment grade corporate bonds and U.S. Government obligations. The Pension Plan was "frozen" in 1994 and benefits no longer accrue. No Pension Plan contributions were made in 2003, 2002, and 2001. No new employees will be eligible for participation.

        The following table sets forth the plans' required disclosures:

	December 31,
	2003	2002
Change in benefit obligation
Benefit obligation at beginning of year	$823,080	$786,010
Interest cost	61,548	54,378
Actual (loss) gain	69,150	(5,212)
Benefits paid	(12,096)	(12,096)

Benefits obligation at end of year	$941,682	$823,080

Change in plan assets
Fair value of plan assets at beginning of year	$739,291	$809,556
Actual return on plan assets	95,976	(58,169)
Benefits paid	(12,096)	(12,096)

Fair value of plan assets at end of year	$823,171	$739,291

Funded status	$(118,511)	$(83,789)
Unrecognized actuarial gain	27,629	3,588
Unrecognized transition obligation	67,903	74,077

Accrued pension cost at end of year	$(22,979)	$(6,124)

	2003	2002	2001
Weighted-average assumptions as of December 31,
Discount rate	7.00%	7.00%	7.00%
Expected return on plan assets	7.00	7.00	7.00

	2003	2002	2001
Components of net periodic benefit cost (benefit)
Interest cost	$61,548	$54,378	$51,364
Expected return on plan assets	(50,867)	(55,793)	(83,440)
Amortization of transition amount	6,174	6,174	6,174
Amortization of gain	—	(1,361)	(30,029)

Net periodic benefit cost (benefit)	$16,855	$3,398	$(55,931)

        The asset allocation for the Bank's pension plans at the end of 2003 and 2002 and the larger allocation for 2004, by asset category, follows. The fair value of plan assets for those plans is $844,038 and $751,387 million at the end of 2003 an 2002, respectively.

	2004	2003	2002
Asset Category
Equity securities	99.00%	99.00%	99.00%
Cash	1.00%	1.00%	1.00%

Total	100%	100%	100%

        The Bank's pension plan assets are managed by Trustees of the Retirement Plan of the Bank. Assets are rebalanced at the end of each quarter. The Bank's investment strategy with respect to pension assets is to maximize return while protecting principal. The Trustees have the flexibility to adjust the asset allocation and move funds to the asset class that offers the most opprotunity for investment returns.

        The accumulated benefit obligation at December 31, 2003 and 2002 was $941,682 and $823,080 respectively.

        Employer contributions and benefits paid in the above table include only those amounts contributed directly to, or paid directly from, plan assets. The expected employer contribution for 2004 is $23,000.

        The long-term rate of return on assets was developed through analysis of historical market returns, current market conditions and the fund's past experience. Estimates of future market returns by asset category are lower than actual long-term historical returns in order to reflect current market conditions.

        Estimated future benefits payments are as follows:

(in thousands)
2004	$12,096
2005	12,096
2006	12,096
2007	12,096
2008	40,663
2009-2013	355,478

2.    Cash (Deferred) Profit-Sharing Plan

        The Company has a profit-sharing plan (the 401(k) Plan) covering all employees, as defined under the plan document. Employees may contribute up to 15% of compensation, as defined under the plan document. In 2002, the 401(k) Plan was amended to include the Company matching employee contributions up to 3% of compensation. Prior to 2002, the Company made discretionary contributions. The Company contributed approximately $104,000 and $106,000 for the years ended December 31, 2003 and 2002, respectively; no contributions to the 401(k) Plan were made for the years ended December 31, 2001.

3.    Profit-Sharing Plan

        The Company has a profit-sharing plan (the Profit Sharing Plan) covering all employees, as defined under the plan document. Discretionary contributions to the profit sharing plan are determined annually by the Board of Trustees based upon net income, as defined under the plan document. Allocation of the contributions to employees is based upon annual compensation. The Company made no contributions to the profit sharing plan in 2003, 2002 and 2001.

4.    Employee Stock Ownership Plan

        The Company has an Employee Stock Ownership Plan (ESOP) covering all employees, as defined under the plan document. The ESOP is a tax-qualified plan subject to the requirements of ERISA and the Code. The ESOP borrowed funds from an unrelated third party lender and used the funds to purchase 42,780 shares of the Company common stock, which was later converted into 110,046 shares of Company common stock. The ESOP borrowed $1,288,540 from the Company to purchase an additional 128,854 shares of Company common stock.

        The Company acquired 145,000 ESOP shares through the acquisition of Jade Financial Corp. and its wholly-owned subsidiary, IGA Federal Savings Bank. These shares were converted into 398,025 ESOP shares in which 79,605 shares were already allocated prior to the acquisition. As of the acquisition date 8,126.50 IGA ESOP shares converted to 22,307 shares were cashed out. As of December 31, 2003, 30,128 ESOP shares were paid out or rolled over to employees who are no longer with the Company. Of the 30,123 shares, the Company purchased 3,671 shares during 2003 and transferred them to treasury stock.

        Benefits under the ESOP generally become 100% vested after the third year of service or upon normal retirement (as defined in the ESOP), disability or death of the participant. If a participant terminates employment for any other reason prior to full vesting, his nonvested account balance will be forfeited. Forfeitures will be reallocated among remaining participating employees in the same proportion as contributions. Benefits may be payable upon death, retirement, early retirement disability or separation from service. The Company accounts for it ESOP in accordance with SOP 93-6. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the allocated shares are included in outstanding shares for EPS purposes. The Bank's contributions to the ESOP recorded as compensation expense or (benefit) for the years ended December 31, 2003, 2002 and 2001 were approximately $456,000, $496,000 and $(22,000), respectively. The benefit recorded expense in 2001, represents a correction made to ESOP shares allocated during prior periods.

        Information with respect to the ESOP at December 31, are is as follows:

	2003	2002
Allocated shares	222,558	188,394
Unreleased shares	282,327	340,340

Total ESOP shares	504,885	528,734

Fair value of unreleased shares	$2,993,000	$2,539,000

5.    Management Recognition Plan

        The 1995 and 1998 Management Recognition Plans (the MRP Plans) provide certain senior executive officers of the Company with a propriety interest in the Company. Benefits may be granted at the sole discretion of the Compensation Committee of the Company's Board of Trustees. The MRP Plans are managed by trustees who are directors of the Company and who have responsibility to invest all funds contributed by the Company to the trust created for the MRP Plans. The Company contributed approximately $254,000 to the 1995 MRP, which enabled the 1995 MRP to purchase 21,390 shares of the Company common stock in 1996 that were later converted into 55,023 shares of Company common stock. Under the 1998 MRP, the Company, contributed $322,500 to enable the MRP to purchase up to 181,384 shares of the Company common stock. Unless the Compensation Committee of the Board specifies otherwise, shares granted to MRP Plan participants will be in the form of restricted stock that vest over a five-year period at the rate of 20% of such shares per year. Compensation expense in the amount of the fair market value of the common stock at the date of grant to the employee will be recognized pro rata over the five years during which the shares vest. At December 31, 2002, all shares under the MRP have been allocated. The Company recorded compensation expense of approximately $64,500, $64,500 and $172,000 for the years ended December 31, 2003, 2002 and 2001, respectively, for the MRP.

NOTE P—REGULATORY MATTERS

        State banking statutes restrict the amount of dividends on capital stock. Accordingly, no dividends shall be paid by the Company on its capital stock unless following the payment of such dividends, the capital stock of the Company will be unimpaired, and (1) the Company will have a surplus of not less than 50% of its capital, or, if not, (2) the payment of such dividend will not reduce the surplus of the Company.

        The Company and the Bank entered into a Memorandum of Understanding (MOU) with the Federal Reserve Bank of Philadelphia (Federal Reserve) during the second quarter of 2003. The terms of the MOU the Company and the Bank cannot declare dividends, the Company may not redeem any of its own stock and the Company cannot incur any additional debt other than in the ordinary course of business, in each case, without the prior written approval of the Federal Reserve. Other expected provisions will require the Company and the Bank to: (i) improve credit and operational risk management practices, (ii) improve their multi-year strategic planning and budgeting processes, (iii) make periodic reports to the Federal Reserve regarding compliance with the MOU, (iv) conduct a management study, and (v) appoint a committee of independent directors to monitor compliance with the MOU. The MOU required the Bank to increase its reserve for loan losses, an action that the Bank took during the fourth quarter of 2002 and is reflected in the Company's consolidated financial statements for the year ended December 31, 2002. The Company and the Bank do not believe that the existence of the MOU or its anticipated provisions will have a material adverse effect on their consolidated financial position or results of operations, and management believes they have complied with all the provisions of the MOU.

        The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of December 31, 2003, management believes that the Company meets all capital adequacy requirements to which it is subject.

        As of September 30, 2003, the most recent notification from the Reserve Bank of Philadelphia categorized the Bank adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

        The Company's and Bank's actual capital amounts and ratios are as follows:

	Actual		For capital adequacy purposes		To be well- capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2003:
Total capital (to risk-weighted assets)
Company	$48,987	16.22%	$24,162	>8.00%	N/A	N/A
Bank	$40,463	13.47%	$24,024	≥8.00%	$30,030	≥10.00%
Tier I capital (to risk-weighted assets)
Company	$45,918	15.20%	$12,081	≥4.00%	N/A	N/A
Bank	$37,394	12.45%	$12,012	≥4.00%	$18,018	≥6.00%
Tier I capital (to average assets)
Company	$45,918	9.72%	$18,898	≥4.00%	N/A	N/A
Bank	$37,394	7.94%	$18,830	≥4.00%	$23,538	≥5.00%
	Actual		For capital adequacy purposes		To be well- capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2002:
Total capital (to risk-weighted assets)
Company	$48,492	15.47%	$25,075	≥8.00%	N/A	N/A
Bank	$38,954	12.53%	$24,866	≥8.00%	$31,083	≥10.00%
Tier I capital (to risk-weighted assets)
Company	$44,862	14.31%	$12,537	≥4.00%	N/A	N/A
Bank	$35,346	11.37%	$12,433	≥4.00%	$18,650	≥6.00%
Tier I capital (to average assets)
Company	$44,862	9.10%	$19,710	≥4.00%	N/A	N/A
Bank	$35,346	7.22%	$19,590	≥4.00%	$24,487	≥5.00%

NOTE Q—SELECTED QUARTERLY CONSOLIDATED FINANCIAL DATA (UNAUDITED)

	Three months ended
	Dec. 31, 2003	Sept. 30, 2003	June 30, 2003	March 31, 2003
	(in thousands, except per share data)
Interest income	$7,419	$6,644	$7,157	$7,107
Interest expense	1,941	2,129	2,536	2,969

Net interest income	5,478	4,515	4,621	4,138

Provision for loan losses			45
Non-interest income	619	483	598	468
Non-interest expenses	5,307	4,330	4,277	3,932

Income before income tax expense	790	668	897	674
Income tax expense	296	221	302	205

Net income	$494	$447	$595	$469

Earnings per share
Basic	$0.11	$0.11	$0.14	$0.11
Diluted	$0.11	$0.10	$0.14	$0.11
	Three months ended
	Dec. 31, 2002	Sept. 30, 2002	June 30, 2002	March 31, 2002
	(in thousands, except per share data)
Interest income	$8,067	$7,809	$8,166	$7,656
Interest expense	3,069	3,273	3,446	3,464

Net interest income	4,998	4,536	4,720	4,192
Provision for loan losses	809	166	158	304

Non-interest income	675	666	638	1,102
Non-interest expenses	4,485	4,135	4,145	4,319

Income before income tax expense
and cumulative effect of accounting change	379	901	1,055	671
Income tax expense	287	296	280	326

Income before cumulative effect of accounting change	92	605	775	345
Cumulative effect of accounting change	—	—	—	1,329

Net income	$92	$605	$775	$1,674

	Three months ended
	Dec. 31, 2002	Sept. 30, 2002	June 30, 2002	March 31, 2002
	(in thousands, except per share data)
Earnings per share before cumulative effect of accounting change
Basic	$0.01	$0.15	$0.19	$0.08
Diluted	$0.01	$0.15	$0.19	$0.07
Cumulative effect of accounting change
Basic	$—	$—	$—	$0.32
Diluted	$—	$—	$—	$0.32
Earnings per share
Basic	$0.01	$0.15	$0.19	$0.40
Diluted	$0.01	$0.15	$0.19	$0.39

NOTE R—CONDENSED FINANCIAL INFORMATION—PARENT COMPANY ONLY

        Condensed financial information for PSB Bancorp, Inc. (parent company only) follows:

BALANCE SHEET

	December 31,
	2003	2002
	(in thousands)
ASSETS
Cash	$6,228	$6,337
Investment in subsidiaries	38,245	37,079
Equity investments in unconsolidated subsidiaries	1,570	1,570
Other assets	1,263	1,422

Total assets	$47,306	$46,408

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Other liabilities	$183	241
Stockholders' equity	47,123	46,167

Total liabilities and stockholders' equity	$47,306	$46,408

PSB BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—Continued

December 31, 2003, 2002 and 2001

NOTE R—CONDENSED FINANCIAL INFORMATION—PARENT COMPANY ONLY—Continued

STATEMENT OF EARNINGS

	Year ended December 31,
	2003	2002	2001
	(in thousands)
INCOME
Dividend income from subsidiaries	$136	$155	$146
Interest income	74	157	108
Other income	383	454	186

Total income	593	766	440

EXPENSES
Interest	—	—	138
Other	649	655	1

Total expenses	649	655	139

Income (loss) before undistributed earnings of subsidiaries	(56)	111	301
Undistributed earnings of subsidiaries	2,061	3,035	2,751

NET INCOME	$2,005	$3,146	$3,052

(Continued)

NOTE R—CONDENSED FINANCIAL INFORMATION—PARENT COMPANY ONLY—Continued

STATEMENT OF CASH FLOWS

	Year ended December 31,
	2003	2002	2001
	(in thousands)
Cash flows from operating activities
Net income	$2,005	$3,146	$3,052
Adjustments to reconcile net income to net cash (used in) provided by operating activities
Undistributed earnings from subsidiaries	(2,444)	(3,035)	(2,751)
Net change in other assets and liabilities	359	(185)	624

Net cash (used in) provided by operating activities	(80)	(74)	925

Cash flows from investing activities
Purchase of investment securities available-for-sale	—	—	707
Other, net	—	1,138	4,305

Net cash provided by investing activities	—	1,138	5,012

Cash flows from financing activities
Repayment of long-term debt	—	(2,150)	—
Treasury stock acquired	(29)	—	—
Advance from subsidiary	—	—	1,450

Net cash (used in) provided by financing activities	(29)	(2,150)	1,450

NET (DECREASE) INCREASE IN CASH	(109)	(1,086)	7,387
Cash at beginning of year	6,337	7,423	36

Cash at end of year	$6,228	$6,337	$7,423

Note S—Subsequent Event

        On March 31, 2004, the U.S. District Court for the Eastern District of Pennsylvania granted the plaintiffs' motion for summary judgment in an action in which the plaintiffs seek to have certain stock options, previously voided by PSB, to be declared valid and enforceable. PSB will appeal the court's decision. If, on appeal, the motion is upheld, the aggregate number of shares underlying outstanding stock options wuold increase from 308,315 shares to 1,203,550 shares. This action only effects 895,240 of the 1,371,200 options previously declared void by PBS.

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Financial Statements and Report of Independent Certified Public Accountants PSB Bancorp, Inc. and Subsidiaries December 31, 2003, 2002 and 2001
CONTENTS
Report of Independent Certified Public Accountants
PSB BANCORP, INC. AND SUBSIDIARIES Consolidated Balance Sheets
PSB BANCORP, INC. AND SUBSIDIARIES Consolidated Statements of Income
PSB BANCORP, INC. AND SUBSIDIARIES Consolidated Statement of Changes in Stockholders' Equity Years ended December 31, 2003, 2002 and 2001 (Dollars in Thousands)
PSB BANCORP, INC. AND SUBSIDIARIES Consolidated Statements of Cash Flows
PSB BANCORP, INC. AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2003, 2002 and 2001
PSB BANCORP, INC. AND SUBSIDIARIES Notes to Consolidated Financial Statements—Continued December 31, 2003, 2002 and 2001
PSB BANCORP, INC. AND SUBSIDIARIES Notes to Consolidated Financial Statements—Continued December 31, 2003, 2002 and 2001
PSB BANCORP, INC. AND SUBSIDIARIES Notes to Consolidated Financial Statements—Continued December 31, 2003, 2002 and 2001
PSB BANCORP, INC. AND SUBSIDIARIES Notes to Consolidated Financial Statements—Continued December 31, 2003, 2002 and 2001
PSB BANCORP, INC. AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2003, 2002 and 2001
BALANCE SHEET
PSB BANCORP, INC. AND SUBSIDIARIES Notes to Consolidated Financial Statements—Continued December 31, 2003, 2002 and 2001
STATEMENT OF EARNINGS
STATEMENT OF CASH FLOWS